 _________________________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2014

SANTO MINING CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-169503	27-0518586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ave. Sarasota #20, Torre Empresarial, Suite 1103 Santo Domingo, Dominican Republic
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 809-535-9443

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02.   Unregistered Sales of Equity Securities.

On March 11, 2013, Santo Mining, Corp. (the “Company”)  issued an aggregate of 100,000 shares of Series A Preferred Stock to Mr. Alain French, the Company’s President, Chief Executive Officer, Secretary and Treasurer, in consideration for services rendered to the Company, including for and as incentive to continue to assist and provide services to the Company.

As a holder of outstanding shares of Series A Preferred Stock, Mr. French is entitled to five thousand (5,000) votes for each share of Series A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

The shares of preferred stock described above were not registered under the Securities Act of 1933 and are restricted securities.  The shares were issued pursuant to the registration exemption afforded the Company under Section 4(2) of the Securities Act due to the fact that Mr. French is the Chief Executive Officer and Director of the Company.  Mr. French acquired these shares for his own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 5.03.   Amendments to Articles of Incorporation

Series A Preferred Shares

On March 11, 2014, the board of directors of Santo Mining, Corp. (the “Company”) determined that it was in the best interests of the Company to file a Certificate of Designation that authorized the issuance of up to five hundred thousand (500,000) shares of a new series of preferred stock, par value $0.00001 per share, designated "Series A Preferred Stock," for which the board of directors established the rights, preferences and limitations thereof. The board of directors authorized the Series A Preferred Stock pursuant to the authority given to the board of directors under the Articles of Incorporation, which authorizes the issuance of up to five hundred million (450,000,000) shares of preferred stock, par value $0.00001 per share, and authorizes the board of directors, by resolution, to establish any or all of the unissued shares of preferred stock, not then allocated to any series into one or more series and to fix and determine the designation of each such shares, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. The Certificate of Designation was filed as an amendment to the Company’s Articles of Incorporation with the State of Nevada on March 11, 2014.

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to five thousand (5,000) votes for each share of Series A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company.

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Articles of Amendment, a copy of which is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Amendment to Articles of Incorporation

On March 13, 2014, the Company filed an amendment to the Company’s articles of incorporation with the Secretary of State of the State of Nevada, to increase the Company’s authorized common stock from four hundred fifty million (450,000,000) shares of common stock, par value $0.00001 per share, to five billion (5,000,000,000) shares of common stock, par value $0.00001 per share.

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Articles of Amendment, a copy of which is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series A Preferred Stock, dated March 11, 2014
3.2	Amendment to the Articles of Incorporation, dated March 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2014

SANTO MINING CORP.

By:	/s/ Alain French
Alain French President and Chief Executive Officer